United States securities and exchange commission logo





                     August 17, 2021

       Michael P. Ure
       President and Chief Executive Officer
       Western Midstream Partners, LP
       9950 Woodloch Forest Drive, Suite 2800
       The Woodlands, Texas 77380

                                                        Re: Western Midstream
Partners, LP and
                                                            Western Midstream
Operating, LP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File Nos. 001-35753
and 001-34046

       Dear Mr. Ure:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation